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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                CONTACT:
Thursday October 20, 2005                            John A. Ustaszewski
                                                     Chief Financial Officer
                                                     (740) 657-7000


                          DCB FINANCIAL CORP ANNOUNCES
                           THIRD QUARTER 2005 EARNINGS
                        AND INCREASES QUARTERLY DIVIDEND


LEWIS CENTER, Ohio, October 20, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.98 million, or $0.51 per basic and diluted share for the three months ended September 30, 2005. This represents a $0.13, or 34% increase from the $0.38 basic and diluted per share reported for the third quarter 2004. Return on assets for the third quarter improved to 1.17% from 1.02% reported in 2004, while return on equity was 14.2%, a 25% increase from the same period in 2004. Strong loan growth, stable credit trends and increased efficiency have all contributed to the continued improvement in core earnings.

President and Chief Executive Officer Jeffrey T. Benton commented, "We are pleased with the third quarter 2005 results. We continue to see significant progress from our efforts to improve the Company's performance as to earnings and growth. The Company is well positioned to take advantage of the continued favorable banking environment in Delaware County. Reflecting its confidence in the Company's earnings outlook, the Board approved an increase in the quarterly dividend to $0.13 per share."

At quarter-end, total loans reached $544 million, an increase of $83.2 million or 18% from the quarter ending September 30, 2004. The commercial and commercial real estate loan portfolios continue to grow, reflective of the growth in Delaware County. The Company has also seen good loan growth in its retail products, particularly in credit cards and home equity products. The overall credit quality of the Company remained stable on a year-to-year basis. At September 30, 2005 loan delinquencies to total loans were 1.59% compared to 1.22% at September 30, 2004, while non-performing loans to total loans improved to 0.35% at September 30, 2005 from 0.40%, during the same period in 2004. The allowance for loan and lease losses was 1.04% at quarter-end, up from 1.01% at the end of the third quarter 2004. For the quarter, net charge-offs as a percentage of average loans improved to 0.20% from 0.38% in the third quarter 2004.

Net interest income was $5.9 million for the three months ended September 30, 2005, compared to $5.1 million for the same period in 2004. The $734 thousand increase is mainly attributable to increased loan balances, as average-earning assets increased by $91 million from the end of the third quarter 2004. The Company's third quarter net interest margin decreased slightly to 3.72% on a fully tax equivalent basis from 3.83% during the third quarter 2004. The decline is attributed to funding some of the continued loan growth through higher cost borrowings and the increased deposit costs associated with the current interest rate environment. The Bank has mainly seen deposit growth in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. Higher borrowing and core deposit costs may further negatively impact the net interest margin in future periods.

Non-interest expense decreased $23 thousand on a quarter-to-quarter basis, which is mainly attributed to lower occupancy and other expenses incurred offset by increased salary and employee benefits costs. The Company's quarterly efficiency ratio improved to 52.8% from 58.6% for the same period in 2004. This reflects the Company's increased revenue growth while maintaining the level of non-interest expense.

The Board of Directors declared a dividend of $0.13 per share payable November 15, 2005 to shareholders of record as of October 31, 2005.



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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2004 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a



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deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

October 20, 2005 Press Release

                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                               Three Months Ended                    Nine Months Ended
                                                      ----------------------------------    ----------------------------------
                                                          9/30/05            9/30/04            9/30/05            9/30/04
                                                      ---------------    ---------------    ---------------    ---------------
Key Financial Information:

Net interest income                                   $         5,859    $         5,125    $        16,991    $        14,609

Provision for loan and lease losses                   $           545    $           497    $         1,535    $         1,318

Non-interest income                                   $         1,350    $         1,316    $         4,220    $         6,351

Non-interest expense                                  $         3,805    $         3,828    $        11,805    $        11,978

Net income                                            $         1,982    $         1,507    $         5,501    $         5,371

Loan balances (average)                               $       537,141    $       446,989    $       515,948    $       426,816

Deposit balances (average)                            $       501,982    $       443,789    $       486,721    $       438,961

Basic earnings per common share                       $          0.51    $          0.38    $          1.41    $          1.37

Diluted earnings per common share                     $          0.51    $          0.38    $          1.41    $          1.37

Weighted Average Shares Outstanding (000)
Basic                                                           3,865              3,935              3,910              3,935
Diluted                                                         3,868              3,935              3,912              3,935



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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

October 20, 2005 Press Release


                                                                      Three Months Ended                 Nine Months Ended
                                                                 -----------------------------     -----------------------------
                                                                   9/30/05          9/30/04          9/30/05          9/30/04
                                                                 ------------     ------------     ------------     ------------
Key ratios:

Return on average assets                                                 1.17%            1.02%            1.13%            1.25%

Return on average shareholders' equity                                   14.2%            11.4%            13.3%            13.9%

Annualized non-interest expense to average assets                        2.27%            2.58%            2.42%            2.78%

Efficiency ratio                                                         52.8%            58.6%            55.7%            59.2%

Net interest margin                                                      3.72%            3.83%            3.76%            3.80%

Equity to assets at period end                                           8.19%            8.92%            8.19%            8.92%

Allowance for loan losses as a percentage of period-end loans            1.04%            1.01%            1.04%            1.01%

Total allowance for losses on loans to non-performing loans             299.6%           253.2%           299.6%           253.2%

Net charge-offs (annualized) as a percent of average loans               0.20%            0.38%            0.18%            0.31%

Non-performing loans to total loans (net)                                0.35%            0.40%            0.35%            0.40%

Delinquent loans (30+ days)                                              1.59%            1.22%            1.59%            1.22%